Exhibit (h)(5)(ii)

AMENDMENT TO

ADMINISTRATION AGREEMENT

AMENDMENT made as of                                 , 2013, between Sound Shore Fund, Inc. (the “Fund”) and Citi Fund Services Ohio, Inc. (“Citi”), to that certain Administration Agreement, dated January 29, 2009, between the Fund and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, due to the addition of a second share class, the parties wish to revise the minimum fee payable by the Fund to Citi;

WHEREAS, the parties wish to revise the services provided by Citi to the Fund;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and Citi hereby agree as follows:

1.	Amendment.

(a)    Section 2 is deleted and replaced with the following:

Citi will perform the services set forth on Schedule B in accordance with and subject to the terms of this Agreement.

(b)    Schedule A of the Agreement is amended by replacing the last sentence before the “Out of Pocket Expenses and Miscellaneous Charges” Section with the following:

The above fees are subject to a monthly minimum of $42,500.

(c)    The attached Schedule B shall become part of the Agreement.

2.	Miscellaneous.

(a)    This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)    Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)    Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)    This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

SOUND SHORE FUND, INC.

By:

Name:

Title:

Date:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

Date:

SOUND SHORE FUND, INC.

ADMINISTRATION AGREEMENT

Schedule B

Services

1.	Registration Statements, Financial Statements, Proxy Statements and other SEC Filings

(a)	Prepare for review and approval by the Fund and counsel to the Fund (“Fund Counsel”) drafts of: (i) the annual update to the Fund’s registration statement on Form N-1A with respect to existing Funds, and (ii) as requested by the Fund or Fund Counsel, other amendments to the Fund’s registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds. Subject to approval by the Fund and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the “SEC”).

(b)	For each Fund, prepare for review and approval of the Fund drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Fund, file the final versions thereof on Form N-CSR with the SEC.

(c)	Prepare and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2.

(d)	Assist with the layout and printing of prospectuses and the Funds’ semi-annual and annual reports to Shareholders.

(e)	Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Fund and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings.

(f)	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX.

(g)	Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year.

2.	Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)	At the request of, and subject to the review and approval by the Fund and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.

(c)	Assist the Fund’s transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Fund.

(d)	Calculate performance data of the Funds for dissemination to (i) the Fund, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Fund and agreed to by Citi.

(e)	Assist the Fund in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with applicable Investment Company Act of 1940, as amended (the “1940 Act”) rules and file such fidelity bonds and any applicable, related notices with the SEC.

(f)	Maintain corporate records on behalf of the Fund, including minute books, and the Charter/Declaration of Trust of the Fund and By-Laws of the Fund.

(g)	Assist the Fund in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Fund, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(h)	Assist the Fund and Fund Counsel in responding to routine regulatory examinations or investigations.

(i)	Assist the Fund with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Fund and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time.

(j)	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

(k)	Monitor wash sales annually.

(l)	Oversee the preparation and filing of the Fund’s tax returns.

(m)	Coordinate with independent auditors concerning the Fund’s regular annual audit.

3.	Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Citi shall make individuals available to serve as Secretary and/or Assistant Secretary of the Fund (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

II.	Notes and Conditions Related to Fund Administration Services

1.	Citi shall have no obligation to make available individuals to serve as officers of the Fund (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.	Notwithstanding any other provision of the Agreement to the contrary, if Citi has agreed to make individuals available to serve as Officers, the Fund acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Citi and Citi shall not be responsible for their actions or omissions.

3.	If any employee of Citi acts as an Officer of the Fund, any such relationship shall be subject to the internal policies of Citi concerning the activities of its employees and their service as officers of funds.

4.	The Fund’s Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Citi, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the Fund, except to the extent such Officer would otherwise be liable to the Fund or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Fund shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.	Any Officer may resign for any reason. Citi shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)	the Fund’s Organic Documents do not, or no longer, contain the indemnity described above or the Fund has not secured or maintained the insurance policy described above;

(b)	the Officer determines, in good faith, that the Fund —

(i)	has failed to secure and retain the services of reputable counsel or independent auditors;
(ii)	has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act; or

(c)	The Officer, or Citi, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Fund.

6.	The Fund shall promptly notify the Citi of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, one or more Fund shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Fund in a manner consistent with applicable laws.

7.	With respect to any document to be filed with the SEC, the Fund shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

8.	If requested by the Fund with respect to a fiscal period during which Citi served as financial administrator, Citi will provide a sub-certification pertaining to Citi’s services consistent with the requirements of the Sarbanes-Oxley Act of 2002.